June 25, 1997



The Board of Directors
Harbor Florida Bancorp, Inc.
100 S. Second Street
Fort Pierce, FL  34540

The Board of Directors
Harbor Federal Savings Bank
100 S. Second Street
Fort Pierce, FL  34540

RE:	Harbor Florida Bancorp, Inc. ("Bancorp")
	Offering of Common Stock (the "Common Stock")


Dear Sirs:

	This opinion is rendered to you in connection with the offering (the "Offering") of Bancorp Common Stock pursuant to the Proxy Statement/Prospectus dated January 16, 1997, which was filed with the Securities and Exchange Commission (the "Commission") and the Office of Thrift Supervision.

	We have acted as counsel to Bancorp and to Harbor Federal Savings Bank ("Harbor Federal") in connection with the Offering. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of rendering this opinion relating to the authorization, issuance and sale of the Common Stock, including the Certificate of Incorporation, the bylaws and all corporate proceedings of Bancorp and the Agreement and Plan of Reorganization (the "Plan of Reorganization") dated as of November 27, 1996, by and between Bancorp and Harbor Federal upon the consummation of which Harbor Federal will become the wholly-owned subsidiary of Bancorp.



	The opinions hereinafter expressed are subject to the following qualifications:

(a) We express no opinion herein concerning any law other than the corporate laws of the State of Delaware and the federal laws of the United States.
(b) We have assumed the genuineness of all signatures on
original documents, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.
(c) We have assumed that the actions contemplated to be taken pursuant to the Plan of Reorganization will be taken.
	On the basis of the foregoing and in reliance thereon, we are of the opinion that:
(1) Bancorp is a corporation duly organized, existing and
in good standing under the laws of the State of Delaware.
(2) The shares of Bancorp Common Stock registered with the
Commission (when issued, sold and delivered as authorized and in accordance with the Plan of Reorganization) will be validly issued, fully paid and non-assessable.
	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement No. 33-18381 filed with the Commission and to the references made to this firm under the heading "Legal Opinions" in the Proxy Statement/Prospectus which is a part of the Registration Statement.
	We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above. Except as noted above, this opinion is rendered for your use only, and may not be delivered to or relied upon by any other person or entity without our express written consent.
							Very truly yours,
							/s/PEABODY & BROWN